Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation, in the Form 1-A/A, Offering Circular, for the offering of up to $30,000,000 in Series B Cumulative Preferred Stock, of our report dated March 29, 2019, relating to our audits of the consolidated financial statements of FAT Brands Inc. as of December 30, 2018 and December 31, 2017 and for the year ended December 30, 2018 and the period March 21, 2017 (inception) through December 31, 2017; our report dated April 2, 2018, relating to our audit of the financial statements of Fatburger North America, Inc. as of October 19, 2017 and for the period December 26, 2016 through October 19, 2017; and our report dated April 2, 2018, relating to our audit of the consolidated financial statements of Buffalo’s Franchise Concepts, Inc. and subsidiary as of October 19, 2017 and for the period December 26, 2016 through October 19, 2017.

We also consent to the reference to us under the caption “Expert” in the Offering Circular.

/s/ Hutchinson and Bloodgood LLP

Glendale, California
September 30, 2019